Exhibit 6.3

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is entered into as of May 25, 2020 (the “Effective Date”) between Crush Capital Inc. (“Client”) and Issuance, Inc. (“Consultant”). Client and Consultant each may be referred to herein as a “Party” or collectively, the “Parties.”

Statement of Purpose

A. Client desires to retain Consultant to perform “Services” as may be described in one or more statements of work (each, a “Statement of Work” or an “SOW”) agreed to by the Parties from time to time; and

B. Consultant undertakes to provide the Services in accordance with the terms and conditions contained herein.

The Parties hereby agree as follows:

Agreement

1.	Services Provided by Consultant. The Services that are to be provided by Consultant will be described in one or more Statements of Work as may be agreed upon by the Parties from time to time in writing. Each such Statement of Work must be signed by both Client and Consultant prior to Consultant performing any Services for Client in accordance therewith, and each such Statement of Work will be deemed a part of this Agreement and is hereby incorporated by reference as if set forth fully herein. Each Statement of Work shall specify the nature, location, and duration of the Services, and the compensation to be paid by Client for such Services, as well as the manner in which such Statement of Work may be terminated. In the event of any conflict between this Agreement and any Statement of Work, this Agreement shall control unless the parties override a provision of this Agreement by express reference in a Statement of Work.

2.	Independent Contractor Status. It is expressly agreed that Consultant is acting as an independent contractor in performing the Services. No agent or employee of Consultant shall be deemed to be an employee or agent of Client. None of the benefits provided by Client to its employees, including, without limitation, life, disability, health, and/or profit-sharing benefits, if any, shall be available to Consultant or to any agent or employee of Consultant. Consultant will be performing the Services independently of Client and will be solely responsible for determining the manner, means, and timing of the performance of its responsibilities hereunder.

3.	Compensation and Expense Reimbursements. The amount and timing of the compensation to be paid by Client to Consultant (the “Fees”), together with any invoicing requirements, shall be set forth in each Statement of Work.

4.	Term and Termination. This Agreement shall commence on the Effective Date and shall terminate upon either Party giving written notice of termination of this Agreement at any time during which no Statement of Work is in effect (either of the foregoing, a “Termination”). The following provisions shall survive any Termination: 2, 3, 4, 5, 6, 7, 9, 11, 12, and 13. Terminations with respect to a particular Statement of Work shall be subject to termination on the terms set forth in each Statement of Work.

5.	Confidentiality. During the course of Consultant performing Services for Client, each Party may be given access to the other Party’s trade secrets and proprietary and confidential information relating to the disclosing Party’s (and/or its affiliates’) business (collectively, “Confidential Information”). Each Party receiving Confidential Information of the other Party agrees to: (i) protect the discloser’s Confidential Information in a reasonable and appropriate manner to the same extent it protects the confidentiality of its own Confidential Information of like kind, but in no event less than a reasonable manner; and (ii) use and reproduce the discloser’s Confidential Information only to perform its obligations and exercise its rights pursuant to the Agreement. Recipient may share the discloser’s Confidential Information with its employees and third parties that assist recipient in its performance of its obligations and the exercise of its rights pursuant to the Agreement and who are subject to non- disclosure obligations no less restrictive than those set forth herein. The obligations set forth in this Section shall not apply to information that is: (a) publicly known; (b) already known to the recipient; (c) disclosed to recipient by a third party who is not, to recipient’s knowledge, under a confidentiality restriction with respect to such Confidential Information; or (d) independently developed by the recipient without reference to any Confidential Information. The disclosure of Confidential Information pursuant to a subpoena or other validly issued administrative or judicial process shall not be a breach of the recipient’s obligations, provided that the recipient shall provide prior notice to the discloser of such disclosure if permitted by law. The terms, conditions and content of this Agreement and any SOW are in all respects confidential. Client agrees to not disclose, directly or indirectly, the terms, conditions or content of this Agreement to any third person or entity other than to (i) Client’s employees, financial or legal advisors who have a need to be informed of the contents hereof and who are advised and agree to abide by the confidentiality provisions in this Agreement or (ii) as required to comply with any applicable law or court order. Each Party acknowledges and agrees that this Section shall survive any Termination for a period of two (2) years.

6.	Intellectual Property

6.1.	Consultant will remain the sole owner of any Pre-existing Works incorporated therein, which include Consultant’s Portal platform and related technology.

6.2.	The Parties acknowledge and agree that any email addresses or other contact information which is aggregated, compiled, or in any manner obtained by Consultant in connection with Consultant’s services under this Agreement are the sole and exclusive property of the Client, and such email addresses or other contact information may not be used by Consultant for any purpose other than providing services pursuant to a Statement of Work approved by the Client. Notwithstanding, Client agrees to allow Consultant to anonymize Client’s unique non- public Campaign data and store it for use with Consultant’s proprietary data set in perpetuity.

7.	Hiring and Solicitation. During the period that this Agreement remains in effect and for a period of twelve (12) months after Termination, the Parties agree that they will not hire or solicit the other Party’s employees, either directly or indirectly through the use of third parties, without the prior written consent and approval of the other Party, provided however, that general advertisements and other similar broad forms of solicitation, such as non-directed executive recruiters or placement agencies, shall not constitute direct or indirect solicitation hereunder.

8.	Representations and Warranties.

8.1.	Consultant represents and warrants to Client that no materials used by Consultant (not including materials supplied by or on behalf of Client) will knowingly infringe any third party’s rights.

8.2.	OTHER THAN THE FOREGOING WARRANTY, CONSULTANT MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.3.	Consultant cannot and does not give any guarantee about the results of any of the Services to be provided, and no target set forth in any SOW or any target size of securities offering or target date or size of completion of any such offering shall be construed as a statement of guarantee. Client acknowledges and agrees that Client is purchasing services and not results, and any failure of a Campaign to reach its goals will not be a basis for any refund or remedy. Further, Client acknowledges and agrees that if Client does not fully fund a Campaign or if Client terminates a Campaign without allowing it to run in full, the Campaign definitely will not yield any positive results.

8.4.	Client acknowledges that Consultant is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state law, that Consultant is not registered as an investment advisor under the Investment Advisers Act of 1940, as amended, or any similar state law, and that Consultant cannot engage in the solicitation of investors or the offer or sale of securities or provide investment advice of any kind. Client acknowledges that Consultant is unable to accept any compensation arrangements that would, in the opinion of Consultant or its legal advisers, result in Consultant’s becoming subject to registration or other qualification under any regulatory regime.

8.5.	Client represents and warrants to Consultant as follows:

8.5.1.	Client is a corporation duly organized, validly existing and active under the laws of the State of its incorporation.

8.5.2.	Client has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into this Agreement and to consummate the transactions contemplated herein.

8.5.3.	Client and its professional advisors shall be solely responsible for structuring the offering of securities, for the solicitation of prospective investors, and for conducting any negotiations with prospective investors.

8.5.4.	Client shall be solely responsible for compliance with, and shall ensure compliance with, all applicable laws, ordinances, rules and regulations pertaining to its business and any Campaign, including without limitation all applicable securities laws and regulations.

8.5.5.	All statements made by Client in connection with any Campaign or in connection with the offering of any securities, and all Documents provided by Client to Consultant, will in each case be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, and any projected and pro forma information relating to Client will represent Client’s best current estimate of such projected or pro forma information, based on current assumptions and circumstances, and Client will disclose to potential investors the assumptions upon which such projected or pro forma information is made. Consultant will not be obligated to verify the accuracy and/or adequacy of any such statements or Documents supplied or disclosed to potential investors. All statements and communications which directly or indirectly describe or reference any securities shall be made by Client and not by Consultant, whose role in such regard is limited to marketing and public relations assistance and guidance.

8.5.5.1.	“Documents” means and includes all information furnished to Consultant by or on behalf of Client, including any private placement, offering circular, or financing memorandum, projected and pro forma information, registration or offering statement, tender offer document, financial information, and proxy statement, any amendments or supplements thereto, various corporate reports or filings and any other materials or documents provided by or on behalf of Client for use in connection with the Campaign.

9.	Acceptance of Services and Deliverables. If Client is dissatisfied with or objects to any service or deliverable under this Agreement, including without limitation for any purported failure to conform to any specifications set forth in any Statement of Work, then Client must notify Consultant of such dissatisfaction or objection, in a detailed writing, within ten business days after performance or receipt of the service or deliverable at issue. If Client does not timely provide any such notice, Client shall be deemed to have forever waived any objection or dispute with respect to the service or deliverable at issue. If Client does timely provide any such notice, Consultant will use commercially reasonable efforts to cure any unsatisfactory elements or alleged defects within ten (10) business days after receipt of the notice. Any attempt by Client to withhold payment because of a disputed service or deliverable without first giving Consultant ten (10) business days to cure the alleged defect will constitute a material breach of this Agreement.

10.	Indemnification

10.1.	Consultant hereby agrees to defend, indemnify, and hold harmless Client and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the “Client Indemnitees”), from any and all claims, suits, causes of action, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) resulting from or arising out of or related to any breach of Consultant’s representations or warranties under Section 8 of this Agreement.

10.2.	Client hereby agrees to defend, indemnify, and hold harmless Consultant and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the “Consultant Indemnitees”), from any and all Claims resulting from or arising out of or related to (a) any materials or intellectual property provided by or on behalf of Client to Consultant; (b) the Services, except to the extent that such Claims result from Consultant’s intentional misconduct; (c) any indemnifiable matters as may be set forth in any SOW; or (d) any breach of Client’s covenants, representations, or warranties under this Agreement.

11.	Limitation of Liability. In no event will Consultant be liable to any Client Indemnitee for any consequential, indirect, special, incidental, or punitive damages of any kind, including without limitation, lost profits, loss of data, or frustration of business expectations, arising out of or related to this Agreement or the Services, even if Consultant has been advised of the possibility of such loss or damage. The aggregate liability of Consultant arising out of or related to this Agreement or the Services, including liability pursuant to the indemnification provisions of this Agreement or otherwise, will not exceed the aggregate amount of cash payments actually received by Consultant from Client under this Agreement during the twelve month period preceding the first event giving rise to indemnification or liability, except if such liability is caused by a Consultant Indemnitee’s intentional misconduct.

12.	Miscellaneous

12.1.	Publicity. With prior written consent from Client, Client may agree to allow Consultant a right and license to use Client’s name, logo, and trademarks, solely for promotional purposes such as in a portfolio, exhibition, advertising, or promotion of Consultant’s products or services, and to reference Client on Consultant’s website as a client of Consultant.

12.2.	Non-Disparagement. Client agrees that it shall not disparage or encourage others to disparage Consultant or its business or any of Consultant’s past or present employees, contractors, agents, managers, members, products, or services. For purposes of this Agreement, the term “disparage” includes, without limitation, any public comment or statement, and any comment or statement to Consultant’s employees or to any individual or entity with whom Consultant has a business relationship (including, without limitation, any employee, contractor, agent, member, current or prospective investor, vendor, supplier, customer, or distributor of Consultant) that might adversely affect in any manner: (i) the conduct of Consultant’s business or (ii) the business reputation of Consultant or any of Consultant’s past or present employees, contractors, agents, managers, members, products, or services.

12.3.	Notices. Any notice or communication permitted or required by this Agreement shall be deemed effective when (a) personally delivered or (b) deposited, postage prepaid, return receipt requested, in the first class mail of the United States properly addressed to the appropriate Party at the addresses set forth on the signature page below or (c) upon confirmation of receipt of email to the email address set forth on the signature page below. The addresses below may be changed by giving notice of such change in the manner provided above for giving notice.

12.4.	Amendment. This Agreement and any Statement of Work hereunder may be amended only by a written agreement executed by both Parties.

12.5.	Waiver. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

12.6.	Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

12.7.	Counterparts. This Agreement may be executed in one or more counterparts by original or facsimile or PDF signature, and each such counterpart will be deemed an original and will become effective and binding on the Effective Date.

12.8.	Binding on Successors and Permitted Assigns. This Agreement shall be binding and shall inure to the benefit of Client and Consultant and their respective successors and permitted assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party, to be given in the sole discretion of the Party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent shall be void and of no effect, at the option of the non-assigning party.

12.9.	Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without regard to conflict of law provisions.

12.10.	Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, as well as to the jurisdiction of all courts from which an appeal may be taken therefrom, for any suit, action, or other proceeding arising out of or with respect to this Agreement or Consultant’s engagement hereunder and each of the Parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such party set forth herein. Each of Consultant and Client each on their own behalf and, to the extent permitted by applicable law, on behalf of their stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our engagement. Any and all objections that any Party may have regarding venue in any such court is hereby waived. Each of the Parties hereto also agrees that any final and unappealable judgment resulting from any such suit, action, or other proceeding shall be conclusive and binding on the Parties hereto and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States.

12.11.	Attorneys’ Fees and Costs. Should any dispute arise out of or in connection with this Agreement or the Services, including, but not limited to, a dispute regarding the enforcement of any of its terms, the prevailing Party in such dispute (as determined by a court of competent jurisdiction or arbitrator, as the case may be) shall be entitled to an award of its reasonable attorneys’ fees and other costs incurred in connection with such dispute, in addition to any other relief.

12.12.	Integration. This Agreement (including any Statements of Work that may be agreed upon hereunder) embodies the entire agreement of the Parties hereto respecting the matters within its scope and supersedes any prior or contemporaneous negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

[signatures on following page]

The Parties hereby execute this Agreement as of the Effective Date.

CLIENT:

CRUSH CAPITAL INC.

/s/ Todd Goldberg
By: Todd Goldberg
Its: Co-CEO

Address:
Spring Place: Attn Todd Goldberg
9800 Wilshire Blvd.
Beverly Hills, CA 90212

CONSULTANT:

ISSUANCE, INC.

/s/ Nick Allen
By: Nick Allen
Its: Co-founder & CTO

Address:
21031 Ventura Blvd # 1105
Woodland Hills, CA 91364

Statement of Work

This Statement of Work (“SOW”) is entered into pursuant to that certain Master Services Agreement (the “Agreement”) entered into as of March 25, 2020 (the “Effective Date”) between Crush Capital Inc. (“Client”) and Issuance, Inc. (“Consultant”). Client and Consultant are hereinafter sometimes collectively referred to as the “Parties”.

Summary Description:

Co-founded by Darren Marble and Todd Goldberg, Client is a pioneering financial services firm with a mission to democratize access to investment opportunities and usher in a retail investor renaissance.

As the creator of the “Going Public” series, Client empowers retail investors by providing access to IPOs and other financial products on www.goingpublic.com that were previously reserved for the wealthy and connected.

Client is conducting an offering of securities under Regulation A+ Tier II, pursuant to its Offering Circular that will be filed with the SEC, and intends to launch a strategic campaign (the “Campaign”) through its company website to generate interest for the offering and raise capital.

Client has shared its offering and Campaign objectives with Consultant and has invited Consultant to propose this SOW for Consultant to manage the planning, management, and execution of Client’s Campaign.

Client’s objectives, which are set out herein for informational purposes only and not as an indication of outcomes, are as follows:

●	Configure Consultant’s offering subscription portal (the “Portal”) to Client’s website to enable both accredited and non-accredited investors (the “Market Participants”).
●	Enable data collection and activation to various destinations, including marketing tools and channels supporting its offering.
●	Leverage Client’s communication channels and tools to engage and market its offering to prospective investors.
●	Raise $5 million from Market Participants.

Project Scope:

The following activities are included within the scope of the project and will be managed and monitored by Consultant.

Offering Support, Portal Configuration, and Site Design (includes Deliverables)

●	General Advisory and Offering Support
o	Align client with partner service providers necessary to support its offering and Campaign, including a broker-dealer of record, Consultant’s escrow and technology partner, and other financial services providers as needed.
o	Provide guidance on setting up a PrimeTrust/FundAmerica account and establishing an escrow account for its offering
o	Provide guidance on general offering management-related activities, including but not limited to accessing offering reports, accounting, and disbursements.
o	Provide guidance on managing third-party apps and investor communications
o	Manage general investor inquiries on behalf of Client through the company’s communications channels
o	Work to resolve AML exceptions, ensuring subscribers provide the appropriate documentation to verify identities and/or entity status.
o	Provide ongoing investment funding resolution to ensure subscribers funds investment commitments.

●	Offering Website and Portal Configuration
o	Offering website content structure, design and subscription Portal: There will be a period of revisions for the main offering site design. Consultant will work with Client’s development resources to update the offering website. Once, the subscription Portal configuration process has begun, only minor changes can be made without affecting the scope of the engagement.
o	The site content structure will include the following pages: Homepage, FAQ, Investor Tutorial, Privacy Policy, and Terms of Use
o	Client will be required to provide the content for the following pages: FAQ, Privacy Policy, and Terms of Use
o	The Portal pages will include the following: Account Creation, Log In, Password Recovery, Investor Registration, Payment, Agreement Signature, Confirmation, Investor Dashboard, Privacy Policy, and Terms of Use
o	Additional features of the site to include: Site navigation, email form fields, investor presentation hosting, offering document SEC URLs
o	Consultant will test its own website and the Portal to make sure it works with modern desktop web browsers and does not break when viewed on mobile devices and in effect is responsive to both iOS and Android mobile platforms.
o	Host and Domain Setup: If new hosting is required, the Consultant will source and set up hosting for the requested domain. Maintenance of the account will fall to Client at the conclusion of the engagement.
o	Third-party App Integration: Consultant will work with Consultant’s development resources to integrate third-party apps and tools used in connection with marketing, analytics, and offering-related communications as well as user event tracking.
o	Transaction Email Marketing: Consultant to program email marketing around various user events in connection with the Portal and offering subscription process, including account creation, password recovery, investment commitment confirmations, funding instructions, offering notices, and general reminders to complete the subscription process

●	Ongoing Technical Support
o	Provide timely technical support after Client’s Regulation A+ offer goes live. This includes any issues that may arise related to Client’s branded Portal.

Campaign Planning, Marketing, and Execution

o	Campaign Planning: Establish data room for Client’s campaign and project management workflow. Evaluate marketing opportunities involving Client’s founders, generate story ideas and hooks for various marketing activities.

o	Campaign Page Design: Design and develop Campaign website content structure as well as resources such as an investment tutorial for prospective investors.

o	FAQs: Outline frequently asked questions and answers, program saved replies and automated bot answers in Client’s chat application.

o	Daily Email Content: Develop and execute a series of consecutive emails and content aimed at engaging and educating prospective investors about the Client’s company and its offering. Establish a content calendar with a specific email marketing approach and cadence.

o	Webinar Marketing: Plan, develop and host up to 3 webinars to engage prospective investors in Client’s offering as a way to address large groups of prospective investors.

o	Media Buying: Implement a paid media plan for branded search terms in connection with Client’s offering as well as retargeting across online display and other strategic channels. Maintain budgetary control throughout the process and work to optimize Campaign media buying to meet target KPI goals. Provide weekly reporting and analytics

o	Investor Communications: Draft tailored investor communications to support ongoing management of Client’s offering, including general investor inquiries as well as templates for resolving both AML exceptions and unfunded investments.

Deliverables

o	Offering website content, structure and design recommendations

o	Portal configuration under Client’s digital property

o	Transaction emails

o	Daily email content

o	Webinar plan and hosting

o	Detailed marketing plan

o	Offering communication templates

o	Marketing apps and communication setup

o	Media buying strategy

o	Campaign creative assets and design templates

o	Weekly Campaign status reports, including:

▪	Project status and progress reporting

▪	Detailed milestones and press summary

▪	Issues log

Key Assumptions:

1.	Consultant agrees not to disclose, directly or indirectly, any confidential or proprietary information related to these accounts to any third party or entity.
2.	Client acknowledges that any bugs, downtime, inability to execute transactions, or other issues with the Portal could cause the Campaign to fail to meet its target objectives.
3.	Consultant will provide 3 months of technical support after Client’s Campaign goes live. This includes all issues related to Consultant’s custom subscription Portal configuration.
4.	Consultant will manage all communications with prospective investors or regarding any investment in the Company via Client’s communication channels or tools established to support the Campaign, however, Client shall be the party making all statements that promote or describe any securities or the business. Any statements or communications drafted by Consultant will be initial drafts only, and Client shall be responsible for the content of and for verifying the accuracy of all statements and communications, and shall be deemed the maker of all statements and communications, regardless of the fact that Consultant may have drafted the same.
5.	Client is responsible for any third-party or partner service provider fees or ad spend associated with the Campaign.
6.	Client acknowledges that Consultant is only providing resources outlined below in Project Staffing section. Any additional resources requested required by Client will be procured at Client’s discretion, cost and risk.
7.	The fees for services described in this proposal are based on the current scope. If the scope of work changes, a change order(s) will be issued to account for such price changes.

Project Staffing:

Consultant’s proposed team includes an Executive Sponsor, Sr. Project Manager, Development Lead, Email and Webinar Marketing Specialist, Administrative Support Manager, Media Buyers, and Graphic Designers as needed. Consultant will identify and attach qualified experts who will provide the Services. The primary roles are described below. All resources will work remotely and will report directly to the Sr. Account Manager.

Consultant’s Sr. Account Manager will be available to assist Client during the Initial Period (defined below), participating in up to eight (8) separate hour-long video conference or phone calls each month, and will respond promptly to phone calls and emails. Consultant’s Sr. Account Manager will act as Client’s single point of contact during the project and will liaise with Consultant personnel as needed on behalf of Client.

●	Executive Sponsor: Responsible for the business success of the project, providing leadership on Campaign planning, execution and overall customer satisfaction. Work directly with Client to manage project risk and focus on realization of Campaign benefits.

●	Sr. Project Manager: Responsible for day-to-day oversight of team management and task execution. The Sr. Project Manager will drive the Client engagement internally and monitor project progress, identifying and resolving project issues and quality assurance reviews of any project deliverables. This resource will also liaise with technical marketing resources to implement any necessary marketing tools and applications used to support the Client’s offering and Campaign.

●	Development Lead: Responsible for configuring and launching Client’s offering subscription Portal. Validate, test and optimize any third-party integrations, including FundAmerica. This resource will provide ongoing support and maintenance of the Portal. The Development lead with also work with Client’s development resources to update the Client’s offering website and design.

●	Email and Webinar Marketing Specialist: Responsible for designing the overall Campaign strategy around email and webinar marketing. This resource will set the tone of the Campaign and the approach to engage and grow the base of Market Participants.

●	Administrative Support Manager: Responsible for providing ongoing offering management support and communicating with Consultant’s internal offering support team. This resource will drive Consultant’s support and actively work to address general investor inquiries and resolve AML exceptions and unfunded investments, providing weekly progress reports.

●	Media Buyer: This resource will design and execute a targeted paid media strategy around branded search terms related to Client’s offering as well as retargeting across certain paid channels that will best serve the Campaign. Media Buyers will be responsible for ad design and optimizing marketing spend by identifying performing ads and target audiences.

●	Graphic Designer: This resource will design creative assets and design templates for use in various marketing activities.

Project Schedule:

This SOW will begin on the Effective Date and continue for a minimum of three (3) months (the “Initial Period”). The Portal Configuration & Design phase is anticipated to launch in July, 2020 and will run for one (1) month. The Campaign Design and Marketing Phase is anticipated to launch in parallel in July, 2020 and will run for a minimum of three (3) months through September, 2020. The timeline for the project is represented in Exhibit A below:

Exhibit A – Project Timeline (2020)

	July 1 – July 31	Aug. 1 – Aug. 31	Sept. 1 – Sept. 30
Offering Website & Portal Configuration	X
General Advisory and Offering Management	X	X	X
Campaign Planning, Marketing, & Execution	X	X	X

Fixed Cash Fees:

The fees for the Offering Support, Portal Configuration, and Site Design as well as Campaign Planning, Marketing, and Execution are fixed bid at $15,000.

Product / Service	# of Months	Monthly Rate	Fees
Campaign Services: Offering Support, Portal Configuration, Site Design, Campaign Planning, Marketing, and Execution:	3	NA	$15,000
Variable Technology Fee (1)	NA	NA	$25 per Subscription
Total			$15,000

(1) Variable Technology Fee assessed during the Live Offering when a Market Participant completes a subscription agreement, regardless of whether an investment is ultimately accepted by the issuer or funded by the Market Participant (non-contingent).

Invoicing:
Client agrees to pay Consultant $15,000 on July 1, 2020. Consultant agrees to fix-bid the Campaign Services for $15,000 and will extend services as needed without additional cost.

Client agrees to authorize Consultant to create disbursements on behalf of Client directly from Client's escrow account on the first day of each month during the Live Offering phase for payment of the Variable Technology Fees accrued in the preceding month.

Consultant will provide an invoice to Client at the end of each month during the Live Offering phase stating the total Variable Technology Fees due for that month.

Consultant recommends a paid media to ensure maximum visibility for Client’s Campaign. Consultant will provide receipts for all Media Buying. Client will be responsible for all paid media spend, and Consultant agrees not to charge commissions on any paid media. Consultant will allocate any paid media budgets and provide receipts for all spend.

General: All amounts payable to Consultant by the Client hereunder which are not paid within thirty (30) days of the dates payable shall accrue interest at a rate of twelve percent (12%) per annum from the date due until paid, plus any related collection and legal costs incurred by us.

If Client does not timely pay any amounts due hereunder (including without limitation the issuance of any equity required pursuant to the following section), Consultant may suspend the Services or terminate this Agreement.

All payments to be made to Consultant hereunder are non-refundable. The Client’s obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

Form of Payments:

All cash payments to be made hereunder shall be made by wire transfer of immediately available U.S. funds to an account designated by Consultant.

SOW Term and Termination; Survival; Indemnification:

This SOW will expire at the conclusion of the Campaign unless the parties agree in writing to extend the term.

Either party may terminate this SOW at any time, without cause or penalty, upon at least fifteen (15) business days’ written notice to the other party. In the event Client terminates this SOW or if Consultant terminates this SOW for Client’s non-cooperation with the Campaign or material breach after having been given at least 10 days to cure, then Consultant shall be entitled to retain all sums previously paid under this SOW. In the event Consultant terminates this SOW other than for Client’s non-cooperation or material breach, then Consultant shall only be entitled to any previously paid fees.

Notwithstanding any expiration or termination of this SOW, any obligations of a party which by their nature are contemplated to occur after the conclusion of the Campaign shall survive the expiration or termination of this SOW. Such obligations include, without limitation, limitations of liability, indemnification obligations, and payment owed to Consultant.

The parties hereto have caused this SOW to be executed as of the date first written above:

CRUSH CAPITAL INC.		ISSUANCE, INC.

By:	/s/ Todd Goldberg	By:	/s/ Nick Allen
Name:	Todd Goldberg	Name:	Nick Allen
Title:	Co-CEO	Title:	Co-founder & CTO